John Hancock Trust
Establishment and Designation
Of Additional Class of Shares
     The undersigned, being a majority of the Trustees of John Hancock Trust (the “Trust”), acting pursuant to Section 4.1(b) of the Agreement and Declaration of Trust of the Trust dated September 29, 1988 (the “Declaration of Trust”) hereby establish and designate a fourth class of shares of each series of the Trust (except those noted below) as follows:
1.	Each series of the Trust has three classes of shares one of which is designated “Series I” shares of beneficial interest, and a second of which is designated “Series II” shares of beneficial interest and a third of which is designated “Series III” shares of beneficial interest.

2.	The fourth class of shares is designated “NAV” shares of beneficial interest.

3.	NAV shares of beneficial interest shall be entitled to all the rights and preferences accorded Shares under the Declaration of Trust.

4.	The rights and preferences of NAV shares of beneficial interest shall be established by the Trustees of the Trust in accordance with the Declaration of Trust and shall be set forth in the Trust’s Multiclass Plan Pursuant to Rule 18f-3 under the Investment Company Act of 1940, as such plan may be amended from time to time.

5.	The following series of the Trust do not have a NAV class of shares: (a) American Growth Trust, (b) American International Trust, (c) American Growth-Income Trust and (d) American Blue Chip Income and Growth Trust.

     In witness whereof, the undersigned have executed this instrument in duplicate original counterparts and have caused a duplicate original to be lodged among the records of the Trust this 25th day of January, 2005.

/s/Don B. Allen	/s/John D. Richardson

Don B. Allen	John D. Richardson

/s/Chales L. Bardelis	/s/F. David Rolwing

Charles L. Bardelis	F. David Rolwing

/s/John D. DesPrex, III	/s/James M. Oates

John D. DesPrez III	James M. Oates
The Agreement and Declaration of Trust of the Trust, dated September 29, 1988, a copy of which together with all amendments thereto is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that this instrument was executed by the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of them or the shareholders of the Trust individually, but are binding only upon the assets belonging to the Trust, or the particular Series of Shares in question, as the case may be.